UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

ORANCO, INC.
Exact name of registrant as specified in its charter

Nevada	000-28181	87-0574491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7835 Royal Melbourne Way, Duluth, GA	30097
(Address of principal executive offices)	(Zip Code)

770-906-7587
Registrant’s telephone number, including area code

1981 E. Murray Holladay Rd, Suite 100, Salt Lake City, Utah, 84117
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

On December 26, 2017, Million Success Business Limited, a British Virgin Islands corporation (the “Buyer”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with the then largest shareholder of Oranco, Inc., a Nevada corporation (the “Company”), Mr. Claudio Gianascio, who owned 90.4% of the total outstanding shares of the Company (the “Seller”). Pursuant to the terms of the Purchase Agreement, the Seller sold to the Buyer all of his shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), or 38,121,530 shares of the Common Stock for $340,000 (such transaction, the “Share Purchase”). The purchase price was paid from the general working capital of the Buyer. The Share Purchase was closed on December 29, 2017.

At the closing of the Share Purchase, there was a change in our board and executive officers. Mr. Claudio Gianascio, sole director, President, Treasurer and Secretary of the Company appointed Mr. Peng Yang to serve as sole director, President, Treasurer and Secretary of the Company, with such appointment effective on January 5, 2018, being ten days from the date the Information Statement on Schedule 14F-1 (the “Schedule 14F-1”) reporting the change in control as a result of the Share Purchase was mailed to all the stockholders of the Company as of December 22, 2017. Mr. Gianascio resigned from all his positions with the Company effective on January 5, 2018. Mr. Yang’s bio is incorporated by reference from the Schedule 14F-1.

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 5.01 of this Current Report on Form 8-K is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oranco, Inc.

Dated: January 5, 2018	By:	/s/ Peng Yang
	Name:	Peng Yang
	Title:	President

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